NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 7, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 21, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in the country of incorporation of Mosaic Acquisition Corp. (Cayman Islands), which became effective on December 21, 2018, each Class A Ordinary Share of Mosaic Acquisition Corp. (Cayman Islands), was deemed to represent one (new) Class A Ordinary Shares, par value $0.0001 per share of Mosaic Acquisition Corp. (US). The Units, each consisting of one Class A Ordinary Share and one-third Warrant of Mosaic Acquisition Corp. (Cayman Islands), was deemed to represent one of the (new) Units, each consisting of one Class A Ordinary Share and one-third Warrant (US). And the Warrants, each exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share of Mosaic Acquisition Corp. (Cayman Islands), was deemed to represent one of the (new) Warrants, each exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share of Mosaic Acquisition Corp. (US). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Mosaic Acquisition Corp. (Cayman Islands) Class A Ordinary Shares, par value $0.0001 per share; Units, each consisting of one Class A Ordinary Share and one-third Warrant; Warrants, each exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share, and does not affect the continued listing on the NYSE of the Mosaic Acquisition Corp. (US) Class A Ordinary Shares; Units, each consisting of one Class A Ordinary Share and one-third Warrant; Warrants, each exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.